EXHIBIT 99.1

News Release
FOR IMMEDIATE RELEASE
Scott Veech, Chief Financial Officer Merge Healthcare 414.977.4000 sveech@merge.com

Richard Linden, President and CEO Merge Healthcare 414.977.4000 rlinden@merge.com

MERGE HEALTHCARE EXPANDS LINE OF CREDIT TO $35 MILLION

Financial Strategy Supports Plans for Growth and Strategic Investments

Milwaukee, WI, September 28, 2005 - Merge Technologies Incorporated, d.b.a. Merge Healthcare (NASDAQ: MRGE), today announced that it has signed a new $35 million unsecured line of credit agreement with Merchants and Manufacturers BanCorp (MMBC), a Milwaukee-based firm. The previous $15 million line of credit, from which no monies have been drawn, will support Merge Healthcare’s continued growth and strategic investments.

“This agreement strengthens our ability to continue our four-year track record of delivering increasing value to our key stakeholders,” said Rich Linden, President and CEO. “With this agreement and our $40 million cash balance, we have created a financial foundation that strengthens our ability to leverage strategic opportunities in the growing healthcare information technology marketplace.”

“The strength of our capital foundation provides financial flexibility, which is fundamental to our growth,” said Scott Veech, CFO. “We are pleased that MMBC continues to recognize that our financial and operational success are supportive of a $35 million unsecured line of credit.”

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Merge Healthcare is a market leader in the development and delivery of medical imaging and information management software and services. With over twenty years of leadership in the medical imaging and healthcare information technology markets, Merge Healthcare provides innovative solutions for both OEM and the end-user healthcare markets. We custom engineer clinical and imaging applications and development tools that are on the forefront of medicine and its use of medical imaging for OEM and international customers. We develop innovative medical imaging software solutions that support end-to-end business and clinical workflow for radiology department and specialty practices, imaging centers and hospitals. Our innovative software solutions use leading-edge imaging software technologies that accelerate market delivery for our OEM customers, while our end-user solutions improve our customers’ productivity and enhance the quality of patient care they provide. For additional information, visit our website at www.merge.com.